Exhibit 99.1

RIOT ANNOUNCES November 2023 PRODUCTION AND OPERATIONS UPDATES

Riot Produces 552 Bitcoin in November 2023 While Expanding Hash Rate and Miners Deployed

CASTLE ROCK, COLO. / Globe Newswire / December 6, 2023 / Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or “the Company”), an industry leader in Bitcoin (“BTC”) mining and data center hosting, announces unaudited production and operations updates for November 2023.

Bitcoin Production and Operations Updates for November 2023

				Comparison (%)
Metric	November 2023	October 2023	November 2022	Month/Month	Year/Year
Bitcoin Produced	552	458	521	21%	6%
Average Bitcoin Produced per Day	18.4	14.8	17.4	25%	6%
Bitcoin Held [1]	7,358	7,345	6,897	0%	7%
Bitcoin Sold	540	440	450	23%	20%
Bitcoin Sales - Net Proceeds	$19.6 million	$12.5 million	$8.1 million	57%	142%
Average Net Price per Bitcoin Sold	$36,278	$28,408	$18,009	28%	101%
Deployed Hash Rate[1]	12.4 EH/s	11.7 EH/s [2]	7.7 EH/s	6%	61%
Deployed Miners[1]	112,944	106,674 [2]	72,428	6%	56%
Power Credits[3]	$0.2 million [5]	$1.0 million [5]	$0.2 million	-77%	1%
Demand Response Credits[4]	$1.6 million [5]	$1.9 million [5]	$0.6 million	-18%	164%

1.As of month-end.
2.Exahash per second (“EH/s”). Excludes 6,270 miners in October 2023 offline due to damage to Building G from the severe winter weather in late December 2022 in Texas.
3.Power curtailment credits.
4.Credits received from participation in ERCOT demand response programs.
5.Estimated.

“Riot continued to increase monthly Bitcoin production in November, mining 552 Bitcoin during the month, a 21% increase over October’s production,” said Jason Les, CEO of Riot. “Despite the headwinds of a nearly 9% increase in network difficulty, the ongoing return of hash rate in Building G at our Rockdale Facility and reduced curtailment activity helped drive this strong increase in our production activity.”

Estimated Hash Rate Growth

In June 2023, Riot entered into a long-term purchase agreement with MicroBT, which included an initial order of 33,280 Bitcoin miners for its Corsicana Facility. Effective December 1, 2023, Riot executed a second order under the MicroBT long-term purchase agreement for an additional 66,560 Bitcoin miners, primarily for its Corsicana Facility.

Collectively, the two purchase orders will add 26 EH/s to Riot’s self-mining capacity. Deployment of these miners is expected to begin in the first quarter of 2024 and to be completed by the second half of 2025. Upon full deployment in 2025, Riot anticipates a total self-mining hash rate capacity of 38 EH/s.

Conference Schedule:

●	Singular Research: 18th Annual “Best of Uncovered” Conference in San Francisco, December 7th.
●	Roth MKM: 12th Annual Deer Valley Event, December 13-16th.

Investor Relations Update

Riot has recently updated its Corporate Presentation, a copy of which is available on the Company’s website.

Human Resources Update

Riot is currently recruiting for positions across the Company. Join our team in building, expanding, and securing the Bitcoin network.

Open positions are available at: https://www.riotplatforms.com/careers.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform.  Our mission is to positively impact the sectors, networks, and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. The Company has data center hosting operations in central Texas, Bitcoin mining operations in central Texas, and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements about the benefits of acquisitions, including financial and operating results, and the Company’s plans, objectives, expectations, and intentions. Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements include, but are not limited to: unaudited estimates of Bitcoin production; our future hash rate growth (EH/s); the anticipated benefits, construction schedule, and costs associated with the Navarro site expansion; our expected schedule of new miner deliveries; the impact of weather events on our operations and results; our ability to successfully deploy new miners; the variance in our mining pool rewards may negatively impact our results of Bitcoin production; megawatt (“MW”) capacity under development; we may not be able to realize the anticipated benefits from immersion-cooling; the integration of acquired businesses may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; failure to otherwise realize anticipated efficiencies and strategic and financial benefits from our acquisitions; and the impact of COVID-19 on us, our customers, or on our suppliers in connection with our estimated timelines. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

Investor Contact:

Phil McPherson
303-794-2000 ext. 110

IR@Riot.Inc

Media Contact:
Alexis Brock
303-794-2000 ext. 118

PR@Riot.Inc